Exhibit 99.1

Vaxart Appoints James Breitmeyer, M.D., Ph.D., to Board of Directors

Appointment strengthens Board’s clinical development and regulatory expertise as Vaxart advances its oral vaccine platform

SOUTH SAN FRANCISCO, Calif., April 23, 2026 — Vaxart, Inc. (OTCQX: VXRT), a clinical-stage biotechnology company developing a range of oral vaccines based on its proprietary delivery platform, today announced the appointment of James Breitmeyer, M.D., Ph.D., to its Board of Directors. Dr. Breitmeyer brings more than 35 years of biopharmaceutical experience, having led clinical development programs resulting in eight FDA product approvals and numerous regulatory successes across the United States, Europe, and Japan.

"We are pleased to welcome Jim to the Vaxart Board as we continue to advance our clinical programs and demonstrate the long-term potential of our oral vaccine platform," said Mark Watson, Lead Independent Director of Vaxart. "Jim’s deep expertise in drug development and his extensive experience navigating complex regulatory paths will be a significant asset. His track record of clinical leadership is a valuable addition to our Board and is highly complementary to our mission of providing a more effective and accessible way to vaccinate the global population."

Dr. Breitmeyer has been a leader in drug development throughout his career. In February 2026, he joined Altay Therapeutics as CEO and Board Director, directing the advancement of the company’s pipeline of oral transcription factor therapies. He most recently served as the President and CEO of Oncternal Therapeutics, Inc., where he oversaw the clinical development of a diverse pipeline of first-in-class oncology assets. He also brings vaccine development expertise from his previous role as President of Bavarian Nordic, Inc., where he oversaw the development of cancer, infectious disease and bioterrorism vaccines. Additionally, Dr. Breitmeyer held senior clinical leadership roles at Eli Lilly and Company and Cadence Pharmaceuticals, where he managed the transition of multiple candidates through the clinical and regulatory process toward successful commercial launch.

"Vaxart is doing important work to advance the science of oral vaccines, and I have long admired the Company's commitment to innovation," said Dr. Breitmeyer. "I am honored to join the Board and look forward to contributing to the company's continued progress as it moves its lead candidates through the clinic and works to validate the unique advantages of its proprietary technology."

About James Breitmeyer, M.D., Ph.D.

Dr. Breitmeyer currently serves as the CEO and Board Director of Altay Therapeutics, Inc. His board experience includes previous director roles at Zogenix, Inc. and Otonomy, Inc., where he served on Audit and Compensation Committees.

Prior to joining Altay Therapeutics, he most recently served as President, CEO, and Director of Oncternal Therapeutics, Inc. Previously, he held the position of President at Bavarian Nordic, Inc. and served as Executive Vice President and Chief Medical Officer at Cadence Pharmaceuticals. Dr. Breitmeyer also served as Vice President of Biotechnology at Eli Lilly and Company, where he was responsible for the corporate biotechnology pipeline. Earlier in his career, he held senior leadership roles at Applied Molecular Evolution and Serono Laboratories, where he led the development of therapies resulting in FDA approvals for Rebif® and Serostim®.

Dr. Breitmeyer earned his M.D. and Ph.D. from Washington University School of Medicine. He completed postdoctoral fellowships at Harvard Medical School and the Dana-Farber Cancer Institute, where he also served as a clinical instructor.

About Vaxart

Vaxart is a clinical-stage biotechnology company developing a range of oral recombinant vaccines based on its proprietary delivery platform. Vaxart vaccines are designed to be administered using pills that can be stored and shipped without refrigeration and eliminate the risk of needle-stick injury. Vaxart believes that its proprietary pill vaccine delivery platform is suitable to deliver recombinant vaccines, positioning the company to develop oral versions of currently marketed vaccines and to design recombinant vaccines for new indications. Vaxart’s development programs currently include pill vaccines designed to protect against coronavirus, norovirus and influenza, as well as a therapeutic vaccine for human papillomavirus (HPV), Vaxart’s first immune-oncology indication. Vaxart has filed broad domestic and international patent applications covering its proprietary technology and creations for oral vaccination using adenovirus and TLR3 agonists.

Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding Vaxart's strategy, prospects, plans and objectives, results from preclinical and clinical trials and the timing of such results, and beliefs and expectations of management are forward-looking statements. These forward-looking statements may be accompanied by such words as "should," "believe," "could," "potential," "will," "expected," “anticipate,” "plan," and other words and terms of similar meaning. Examples of such statements include, but are not limited to, statements relating to Vaxart's ability to develop and commercialize its product candidates; Vaxart's expectations regarding clinical results and trial data, and the timing of receiving and reporting such clinical results and trial data; Vaxart’s expected timing for future clinical trials; and Vaxart's expectations with respect to the effectiveness of its product candidates. Vaxart may not actually achieve the plans, carry out the intentions, or meet the expectations or projections disclosed in the forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions, expectations, and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Vaxart makes, including uncertainties inherent in research and development, including the ability to meet anticipated clinical endpoints, commencement, and/or completion dates for clinical trials, as well as the possibility of unfavorable new clinical data and further analyses of existing clinical data; the risk that clinical trial data are subject to differing interpretations and assessments by regulatory authorities; whether regulatory authorities will be satisfied with the design of and results from the clinical studies; decisions by regulatory authorities impacting labeling, manufacturing processes, and safety that could affect the availability or commercial potential of any product candidate, including the possibility that Vaxart's product candidates may not be approved by the FDA or non-U.S. regulatory authorities; that Vaxart or its partners may experience manufacturing issues and delays due to events within, or outside of, Vaxart's or its partners' control; Vaxart's ability to obtain sufficient capital to fund its operations on terms acceptable to Vaxart, if at all; the impact of government healthcare proposals and policies; competitive factors; and other risks described in the "Risk Factors" sections of Vaxart's Quarterly and Annual Reports filed with the SEC. Vaxart does not assume any obligation to update any forward-looking statements, except as required by law.

Contact

Vaxart Media and Investor Relations:

FINN Partners

IR@vaxart.com